Exhibit 99.1

ISILON SYSTEMS ANNOUNCES SETTLEMENT OF SHAREHOLDER CLASS ACTION LITIGATION

SEATTLE — September 21, 2009 — Isilon® Systems (Nasdaq: ISLN), today announced that it has agreed to settle and resolve a shareholder class action lawsuit initially filed in November 2007 against Isilon, certain of its current and former officers and directors, and the underwriters of Isilon’s December 2006 initial public offering. The litigation is pending in the United States District Court for the Western District of Washington and concerns Isilon’s initial public offering and its previously announced restatement of the fourth quarter and fiscal 2006 and the first two quarters of fiscal 2007. The parties have entered into a memorandum of understanding and will sign and submit a formal, binding stipulation of settlement to the court in the coming weeks. The settlement provides for a payment to the plaintiff class of $15 million, of which Isilon will contribute $2 million and the balance of which will be paid by Isilon’s insurers.

Isilon expects to incur a $2 million charge in the quarter ended September 30, 2009 associated with the settlement. The class action settlement is subject to preliminary and, following notice to class members, final approval by the United States District Court for the Western District of Washington.

About Isilon Systems

Isilon Systems (Nasdaq: ISLN) is the proven leader in scale-out NAS. Isilon’s clustered storage and data management solutions drive unique business value for customers by maximizing the performance of their mission-critical applications, workflows, and processes. Isilon enables enterprises and research organizations worldwide to manage large and rapidly growing amounts of file-based data in a highly scalable, easy-to-manage, and cost-effective way. Information about Isilon can be found at http://www.isilon.com.

Safe Harbor for Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the anticipated signing and submission of a stipulation of settlement; the amount of the settlement that will be covered by insurance; the expected settlement charge to be taken in the third quarter of 2009; and the need for final approval of the settlement by the court. These statements are not guarantees of future performance. These forward-looking statements are based on expectations as of this date and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. There can be no assurances that forward-looking statements will be achieved. Important factors that could cause actual results or events to differ materially from those indicated in forward-looking statements include the following: the timing of the submission of the stipulation of settlement; the timing of the settlement charge; and the results and timing of the review of the stipulation of settlement by the court. Therefore, any forward-looking statements should be considered in light of various important factors, including the risks and uncertainties listed above, as well as others, including those set forth in the company’s most recent quarterly report on Form 10-Q, annual report on Form 10-K and other filings with the SEC. Except as required by law, Isilon Systems, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

For More Information, Press Only:

Chris Blessington, Senior Director of Marketing and Communications, Isilon Systems

+1-206-777-7836, chris.blessington@isilon.com

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